Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made and entered into this _____ day of _________ 2021 (the “Effective Date”), by and between Nkarta, Inc., a Delaware corporation (the “Company”), and [______________] (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.The Executive is currently employed with the Company, and the Company desires to provide severance benefits to the Executive in the event the Executive’s employment with the Company terminates under certain circumstances, on the terms and conditions set forth in this Agreement.

B.  This Agreement shall be effective immediately and shall supersede and negate all previous agreements and understandings with respect to the subject matter hereof (including, without limitation, any severance benefits provided in an offer letter, employment agreement or other agreement between the Company and the Executive in effect on the Effective Date (a “Prior Severance Agreement”)) except as expressly noted herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.Termination of Employment.

1.1

Payment of Accrued Obligations.  If the Executive’s employment with the Company is terminated by the Company or by the Executive for any reason (in any case, the date that the Executive’s employment with the Company terminates is referred to as the “Severance Date”), the Company shall pay the Executive any Accrued Obligations (as such term is defined in Section 2).  Other than the Accrued Obligations, the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as set forth in the following provisions of this Section 1; provided, however, that nothing in this Agreement shall affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the

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Company’s 401(k) plan (if any); or (iv) the Executive’s rights with respect to any stock options or other equity awards granted by the Company to the Executive prior to the Severance Date, to the extent such awards were outstanding and vested immediately prior to the Severance Date.

1.2

Involuntary Termination Outside of Change in Control.  If the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as such term is defined in Section 2) at any time other than during the period described in the first paragraph of Section 1.3 below, the Executive shall be entitled to the following benefits (in addition to the Accrued Obligations and subject to Section 1.4 below):

(a)The Company shall pay the Executive, subject to tax withholding and other authorized deductions, an amount equal to [twelve (12)]1 months (the “Severance Period”) of the Executive’s base salary at the monthly rate in effect on the Severance Date, such amount to be paid in installments in accordance with the Company’s standard payroll schedule over the [twelve]-month period following the Severance Date (provided that the first such payment shall be made on (or within 10 days following) the sixtieth (60th) day after the Severance Date and shall include each such installment that is scheduled to be paid following the Severance Date and prior to the date of such payment).

(b)The Company shall pay the Executive, subject to tax withholding and other authorized deductions, any annual bonus earned by the Executive for the Company’s fiscal year preceding the fiscal year in which the Severance Date occurs, such amount to be calculated and paid as though the Executive had remained employed through the applicable bonus payment date (to the extent such bonus, if any, had not previously been paid, and without duplication to the extent such bonus, if any, would be paid in the ordinary course without giving effect to this provision), with any such payment to be made not later than two and one-half months following the end of the fiscal year to which such bonus relates.

(c)The Company will pay or reimburse the Executive for his or her premiums charged to continue medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage under the group medical program available to the Company’s employees generally for the Executive (and, if applicable, the Executive’s spouse and eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this Section 1.2(c) shall, subject to Section 17(b), commence with continuation coverage for the month following the month in which the Severance Date occurs and shall cease with continuation coverage for the month in which the last day of the Severance Period occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive).  To the extent the Executive elects COBRA coverage, the Executive shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.  The Company’s obligations pursuant to this Section 1.2(c) are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences.

1.3

Involuntary Termination in Connection with Change in Control.  If, in connection with or during the period of twelve (12) months following a Change in Control, the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as such term is defined in Section 2), the Executive shall be entitled to the following benefits (in addition to the Accrued Obligations and subject to Section 1.4 below):

(a)The Company shall pay the Executive, subject to tax withholding and other authorized deductions, an amount equal to the sum of (i) [eighteen (18)]2 months (the “CIC Severance Period”) of the Executive’s base salary at the monthly rate in effect on the Severance Date plus (ii) [one hundred fifty percent (150%)] of the Executive’s target annual bonus established by the Compensation Committee of the Company’s Board of Directors for the Company’s fiscal year in which the Severance Date occurs, such amount to be paid in installments in accordance with the Company’s standard payroll schedule over the [eighteen]-month period following the Severance Date (provided that the first such payment shall be made on (or within 10 days following) the sixtieth (60th) day after the Severance Date and shall include each such installment that is scheduled to be paid following the Severance Date and prior to the date of such payment).

(b)The Company shall pay the Executive, subject to tax withholding and other authorized deductions, any annual bonus earned by the Executive for the Company’s fiscal year preceding the fiscal year in which the Severance Date occurs, such amount to be calculated and paid as though the Executive had remained employed through the applicable bonus payment date (to the extent such bonus, if any, had not previously been paid, and without duplication to the extent such bonus, if any, would be paid in the ordinary course without giving effect to this provision), with any such payment to be made not later than two and one-half months following the end of the fiscal year to which such bonus relates.

(c)The Company will pay or reimburse the Executive for his or her premiums charged to continue medical coverage pursuant to COBRA on the terms and conditions provided in Section 1.2(c) above; provided, however, that the references in such section to the “Severance Period” shall be deemed to refer to the “CIC Severance Period.”

[1]	NTD: The Severance Period is 12 months for the CEO and 9 months for all other executive officers.

[2]

NTD: The CIC Severance Period is 18 months for the CEO and 12 months for all other executive officers.  The percentage of target bonus included in severance, to correspond to the applicable severance period, is 150% of the annual target for the CEO and 100% of the annual target for all other executive officers.

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(c)As to each equity-based award granted by the Company to the Executive that (as of the Severance Date) vests based solely on the Executive’s continued service with the Company, such award, to the extent outstanding and unvested on the Severance Date, shall be fully vested (and, in the case of options and similar awards, exercisable) on the Severance Date.  As to each equity-based award granted by the Company to the Executive that is outstanding and subject to performance-based vesting requirements as of the Severance Date, the vesting of such award will continue to be governed by its terms, provided that for purposes of any service-based vesting requirement under such award, the Executive will be deemed to have fully satisfied such service-based vesting requirement as of the Severance Date.

For avoidance of doubt, the Executive will be eligible for the benefits provided under either Section 1.2 or Section 1.3 in the event of an Involuntary Termination, but in no event will the Executive be entitled to receive benefits under both sections.

1.4	Severance Conditions; Release; Exclusive Remedy.

(a)This Section 1.4 shall apply notwithstanding anything else contained in this Agreement or any equity-based award agreement or other agreement to the contrary.  As a condition precedent to any Company obligation to the Executive pursuant to Section 1.2 or Section 1.3 or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall provide the Company with a valid, executed general release agreement in a form acceptable to the Company (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.  The Company shall provide the final form of Release to the Executive not later than seven (7) days following the Severance Date, and the Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provides the form of Release to the Executive.

(b)Notwithstanding the foregoing provisions of this Section 1, if the Executive breaches any of his obligations under his At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (or any similar or successor agreement) with the Company (the “Proprietary Information Agreement”) or the Release at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or provide any of the other payments or benefits set forth in Section 1.2 or 1.3, as applicable; provided that, if the Executive provides the Release, in no event shall the Executive be entitled to cash severance benefits pursuant to such section of less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Release.

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(c)The Executive agrees that the payments and benefits contemplated by this Section 1 shall constitute the exclusive and sole remedy for any termination of the Executive’s employment with the Company and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement.  All amounts paid to the Executive pursuant to this Section 1 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

(d)The Executive hereby agrees to irrevocably resign, on the Severance Date, from the Company and any subsidiary or affiliate of the Company, as an officer and director of the Company and any subsidiary or affiliate, and as a fiduciary of any benefit plan of the Company or any subsidiary or affiliate of the Company (in each case, to the extent the Executive then has any such position), and from each and every other position that the Executive may then otherwise hold with the Company or any of its subsidiaries or affiliates.  The Executive agrees to promptly execute and provide to the Company any further documentation, as requested by the Company (whether before or after the Severance Date), to confirm such resignations.

2.	Certain Defined Terms. As used herein, the following terms shall have the meanings set forth below in this Section 2.

(a)“Accrued Obligations” means (i) any of the Executive’s base salary from the Company that had accrued but had not been paid (including accrued and unpaid vacation time, subject to the Company’s vacation policies in effect from time to time) on or before the Severance Date; and (ii) any reimbursement due to the Executive for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b) “Cause” means: (i) a material breach of any of the Executive’s obligations to the Company or any of its subsidiaries or affiliates under the terms of this Agreement, the Proprietary Information Agreement or any other written agreement between the Executive and the Company; (ii) the Executive’s gross negligence or willful failure or refusal to perform the Executive’s duties; (iii) any material act of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company or its subsidiaries or affiliates; (iv) any willful or intentional act by the Executive that could reasonably be expected to injure the reputation, business, or business relationships of the Company or its subsidiaries or affiliates; (v) the Executive’s perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent, subsidiary, affiliate or employee thereof; (vi) the Executive’s conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; or (vii) the Executive’s termination in connection with a dissolution, wind-down or liquidation of the Company, including as part of a voluntary or involuntary bankruptcy or insolvency proceedings; with respect to any of the foregoing (other than clauses (vi) or (vii)), the Company’s Board of Directors (the “Board”) shall be required to give the Executive written notice of any termination for

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“Cause” with a detailed description of any alleged breach together with a 30-day period to cure any such breach, unless such breach is non-curable.

(c)“Change in Control” means that any one or more of the following conditions have been satisfied:

(i)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act,” and any such individual, entity or group, a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (iii)(A), (B) and (C) below;

(ii)

Individuals who, as of the Effective Date, constitute the Company’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an

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entity that, as a result of such event, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)

Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control Event under clause (iii) above.

(d)“Disability” means a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(e)“Good Reason” means one of the following has occurred without the Executive’s written consent: (A) a material breach by the Company of any of its obligations to the Executive under this Agreement or any other written agreement between the Executive and the Company; (B) any material reduction of the Executive’s base salary or annual target bonus opportunity; (C) any material reduction in the Executive’s job duties, authority or responsibilities; (D) any material change in the geographic location at which the Executive must principally perform services for the Company; it being understood that a change in such geographic location of less than 50 miles will not be deemed material for these purposes; or (E) failure by any surviving entity resulting from a Change in Control to assume the Company’s obligations hereunder; provided, however, that a termination of the Executive’s employment will not be considered a resignation for “Good Reason” hereunder unless (x) the Executive provides the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days following the initial occurrence of the event giving rise to “Good Reason” and a reasonable cure period of 30 days following the date the Company receives such notice, (y) the Company fails to cure such condition within such 30-day cure period, and (z) the Executive resigns from employment with the Company within 30 days following the end of the cure period.

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(f)“Involuntary Termination” shall mean (i) a termination of the Executive’s employment by the Company without Cause (and other than due to Executive’s death or in connection with a good faith determination by the Board that the Executive has a Disability), or (ii) a resignation by the Executive for Good Reason.

(g)As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

3.	Taxes; Section 280G.

(a)Notwithstanding anything contained in this Agreement to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.  Except for such withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement.

(b)Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other Company plan or agreement, including, for certainty, the severance benefits, (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Executive received all of the Benefits (such reduced amount if referred to hereinafter as the “Limited Benefit Amount”).  Unless the Executive has given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate amounts which are payable from any cash severance first, then from any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below).  Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.  Any determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or consulting firm of national reputation designated by the Company at the Company’s expense (the “Determination”).  The Company and the Executive will furnish to such firm such information and documents as such firm may reasonably request in order to make a determination under this Section.

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4.	Beneficiaries; Successors and Assigns.

(a)In the event any amount is payable pursuant to this Agreement following the Executive’s death, payment shall be made to the Executive’s estate.

(b)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(c)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

5.

Number and Gender; Examples.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

6.

At-Will Employment.  The parties agree that the Executive’s employment with the Company constitutes “at-will” employment and may be terminated at any time, with or without cause or notice, by the Company or the Executive.  The Executive understands and agrees that neither the Executive’s job performance nor promotions, commendations, bonuses or the like (in each case, if any) from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the Executive’s employment with the Company.

7.

Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

8.

Governing Law.  This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

9.

Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

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10.

Entire Agreement.  This Agreement (and the other documents referred to herein) embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, any Prior Severance Agreement).  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.  Without limiting the preceding provisions of this Section 10, in the event that the Executive is entitled to severance benefits pursuant to this Agreement, the Executive shall not be entitled to severance benefits pursuant to any other plan, program, agreement or arrangement of the Company or any of its affiliates.  Notwithstanding anything above in this Section 10 to the contrary, and for purposes of clarity, the Proprietary Information Agreement, any written equity award agreement evidencing the terms and conditions of an equity award granted by the Company to the Executive (as to such award only), as well as the Company’s rights under any trade secret, confidentiality, inventions or similar agreement or policy, are not integrated into this Agreement and shall continue in effect.

11.

Modifications.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement which is executed by both of the parties hereto; provided, however, that any such subsequent agreement that would contract the Executive’s rights under this Agreement must expressly refer to this Agreement in order for it to amend, modify or change (in whole or in part) the Executive’s rights under this Agreement.

12.

Waiver.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party giving such waiver.

13.

Arbitration.  The Executive and the Company agree that any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in accordance with the provisions of Section [__] of the Proprietary Information Agreement.

14.

Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

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if to the Company:

Nkarta, Inc.
6000 Shoreline Court, Suite 102

South San Francisco, California 94080

Attention:  _______________

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, California 94111-3823

Attn: C. Brophy Christensen, Esq.

if to the Executive, to the address most recently on file in the payroll records of the Company.

15.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

16.

Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.  The Executive agrees and acknowledges that O’Melveny & Myers LLP is legal counsel to the Company and not counsel to, nor has it provided advice to, the Executive.

17.	Section 409A.

(a)It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

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(b)If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 1.2 or 1.3 of this Agreement until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death.  The provisions of this Section 17(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.  Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 17(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c)To the extent that any benefits or reimbursements pursuant to Section 1.2(c) or 1.3(c) are taxable to the Executive, any reimbursement payment due to the Executive pursuant to such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to such provision are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.  The Executive agrees to promptly submit to the Company receipts and any other documentation reasonably required to substantiate any such benefits and reimbursements in order to facilitate the timely payment or reimbursement of the same.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

Nkarta, Inc.,

a Delaware corporation

By:

Name:

Title:

“EXECUTIVE”

[Name]

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